Exhibit 21

List of Significant Subsidiaries of Hudson Global, Inc.

Hudson Global, Inc.'s significant subsidiaries as of December 31, 2013 are listed below. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Subsidiary	State or jurisdiction of incorporation	Percentage owned
Hudson Global Resources Management, Inc.	Pennsylvania	100%
Hudson Highland Group Holdings International, Inc.	Delaware	100%
James Botrie and Associates, Inc.	Canada	100%
Hudson Global Resources Limited	United Kingdom	100%
Hudson Global Resources (Aust) Pty Limited	Australia	100%
Hudson Global Resources (NZ) Ltd	New Zealand	100%
Hudson Global Resources S.A.S.	France	100%
Hudson Global Resources S.L.	Spain	100%
Hudson Global Resources Madrid S.L.	Spain	100%
HH Global Resources A.B.	Sweden	100%
Hudson Global Resources (Singapore) Pte Limited	Singapore	100%
Hudson Global Resources Hong Kong Limited	Hong Kong	100%
Hudson Recruitment Shanghai Limited	China	100%
Hudson Global Resources LLC	Ukraine	100%
Hudson Global Resources s.r.o	Czech Republic	100%
Hudson Global Resources Sp.Zo.O	Poland	100%
Hudson Global Resources s.r.o.	Slovakia	100%
Balance Ervaring op Projectbasis B.V.	Netherlands	100%
Hudson Belgium SA NV	Belgium	100%
Hudson Luxembourg S.A.	Luxembourg	100%
Hudson Europe BV	Netherlands	100%